Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Analyst Contact:	Jeffrey L. Chastain
(713) 917-2020
	Media Contact:	Kate Perez
(713) 917-2343
Pride International, Inc. Reports Fourth Quarter and
Full Year 2009 Financial Results
     HOUSTON, February 18, 2010 — Pride International, Inc. (NYSE: PDE) today reported a loss from continuing operations, net of tax, for the three months ended December 31, 2009 of $23.2 million, or $0.13 per diluted share. Results for the quarter included the previously announced accrual of $56.2 million relating to the possible resolution with the Department of Justice (DOJ) and Securities and Exchange Commission (SEC) of potential liability under the U.S. Foreign Corrupt Practices Act and a tax benefit of $5.1 million resulting from a change in the interpretation of foreign tax law. Excluding these items, the company had income from continuing operations, net of tax, for the three months ended December 31, 2009 of $27.9 million, or $0.16 per diluted share. The fourth quarter 2009 results compared to income from continuing operations, net of tax, for the corresponding three months in 2008 of $172.4 million, or $0.99 per diluted share. Revenues for the fourth quarter of 2009 totaled $316.7 million compared to $490.2 million during the corresponding three months in 2008.
     A net loss was reported for the three months ended December 31, 2009 of $32.8 million, or $0.19 per diluted share, including a loss from discontinued operations of $9.6 million, or $0.06 per diluted share. Net income for the three months ended December 31, 2008 totaled $234.7 million, or $1.35 per diluted share, including income from discontinued operations of $62.3 million, or $0.36 per diluted share.
     For the year ended December 31, 2009, income from continuing operations, net of tax, totaled $340.3 million, or $1.92 per diluted share, while net income totaled $285.8 million, or $1.61 per diluted share, including a loss from discontinued operations of $54.5 million, or $0.31 per diluted share. For the year ended December 31, 2008, income from continuing operations, net of tax, was $508.7 million, or $2.89 per diluted share. Net income for 2008 was $851.1 million, or $4.83 per diluted share, including income from discontinued operations of $342.4 million, or $1.94 per diluted share. Revenues for the year ended December 31, 2009 totaled $1,594.2 million compared to $1,702.6 million for 2008.
     Louis A. Raspino, President and Chief Executive Officer of Pride International, Inc., commented, “Fourth quarter 2009 operating results were in line with our expectations, reflecting the impact of planned fleet out-of-service time, with the continuation of shipyard projects from the third quarter on the Pride North America and Pride South Pacific, and the mobilization of the Sea Explorer to Brazil. These events contributed to lower utilization for the Deepwater and Midwater segments of 75% and 55%, respectively, in the fourth quarter, below the average utilization for both segments during the first nine months of 2009. Our earnings level in the fourth quarter of 2009 is expected to represent a quarterly trough as 2010 benefits from lower planned out-of-service days, especially in our deepwater fleet, and the earnings contribution for a portion of 2010 from the first of our four ultra-deepwater drillships.”
     Continuing on the financial results, Raspino noted, “The $56.2 million accrual reflected in the fourth quarter reported results is our best estimate of an amount that could be necessary to settle financial obligations to the DOJ and SEC. We voluntarily disclosed this matter to the DOJ and SEC in 2006 and have cooperated with their investigations ever since. Although the timing of a final settlement is difficult to predict, the accrual is a good indication of progress toward this long-awaited outcome.”
     “The company enters 2010 with excellent contract coverage for our floating rig fleet, including 100% of available days under contract for our eight deepwater rigs, a revenue backlog of $6.9 billion, representing revenues of approximately $1.4 billion in 2010, an improving mix of earnings before interest, taxes, depreciation and amortization (EBITDA) with our Deepwater Segment contributing 69% of total EBITDA in the fourth quarter, an effective tax rate that is expected to remain between 17% to 20% for the foreseeable future and significant balance sheet flexibility supporting prospects for future growth.”
     In commenting on the company’s deepwater drillships under construction, Raspino added, “Our strategic decision in 2005 to focus and expand our presence in the deepwater sector will reach a significant milestone during the first quarter of 2010 with the delivery of the Deep Ocean Ascension, the first of four ultra-deepwater drillships under construction. The rig is expected to exit the shipyard in Korea on time and on budget and begin mobilization to the U.S. Gulf of Mexico where it is scheduled to commence a five-year program with BP during the third quarter of 2010 following field testing and client acceptance. The arrival of the rig will mark the company’s entry into the strategically important deepwater Gulf of Mexico. The company’s second ultra-deepwater drillship, the Deep Ocean Clarion, is expected to exit the yard in Korea in August 2010, commencing a five-year contract with BP in the U.S. Gulf of Mexico during January 2011.”
     In closing, Raspino commented on the industry’s deepwater sector, stating, “Despite the low level of client tendering activity that has characterized all offshore sectors since late-2008, including deepwater, the company believes the deepwater sector continues to offer the best prospects for growth over the long term. Deepwater geologic success remains strong, with a record number of 25 discoveries announced by operators in water depths of 4,500 feet and greater during 2009. More than 30% of the announced discoveries were made in basins outside of the traditional areas of deepwater exploration and production drilling in the U.S. Gulf of Mexico, Brazil and Angola. As activity and geologic success of these established areas continues to grow, the new basins support the expanding nature and long-term visibility of the deepwater sector. Operator interest is growing as deepwater geologic potential is better understood, supported in part by improved offshore technologies and more accessibility to larger reserves.

The combination of strong hydrocarbon potential and increasingly stable crude oil prices, which have remained above $60 per barrel since mid-July 2009 and have averaged just under $75 per barrel since that time, should continue to support client confidence around long-term planning horizons and higher exploration and development spending. However, the potential spending increase is most likely to occur beyond 2010, with several recent tenders and inquiries from clients implying a growing number of projects with commencement dates in 2011 and beyond.
     “Given our positive long-term outlook, we will continue to evaluate opportunities to expand our presence in the deepwater sector, both in terms of fleet size and geographic reach, while remaining focused on strong safety, operations and project management performance.”
     The company maintained a solid balance sheet through 2009 with cash and cash equivalents at December 31, 2009 of $763.1 million, while total debt was $1.2 billion. The debt to total capital ratio was 22%, residing at the low end of the company’s target range of 20% to 40%.
     Net cash flows from operating activities were $95 million during the fourth quarter of 2009 and totaled $627 million for the year ended December 31, 2009. Capital expenditures during the fourth quarter were $296 million and reached $994 million in 2009, including $198 million and $635 million, respectively, of capital expenditures relating to the company’s construction of four ultra-deepwater drillships. Capital expenditures for 2010 are expected to total $1.1 billion, including $793 million associated with the four drillships under construction. At December 31, 2009, approximately $1.4 billion of capital expenditures remained to complete the construction program.
     Deepwater Segment
     Revenues for the three months ended December 31, 2009 from the company’s Deepwater Segment, consisting of two drillships and six semisubmersible rigs, were $178.1 million compared to $191.8 million during the third quarter of 2009. Segment earnings from operations and EBITDA were $47.4 million and $67.3 million, respectively, for the fourth quarter of 2009. The results compared to $71.8 million and $90.8 million, respectively, during the preceding quarter in 2009. A decline in average daily revenues to $322,700 during the fourth quarter of 2009 from $343,200 in the preceding quarter was the primary contributor to the reduced financial performance. This decline resulted in part from lower demobilization revenues associated with the Pride South Pacific following the rig’s relocation from Congo during the third quarter of 2009, partially offset by a $16,500 per day rate increase on the drillship Pride Angola in accordance with a cost adjustment feature in the current contract. Out-of-service time on the semisubmersible rig Pride South Pacific, to complete planned maintenance and upgrades ahead of the commencement in January 2010 of a one-year drilling program offshore Equatorial Guinea (at a dayrate of $321,000), contributed to a slight decrease in utilization during the fourth quarter of 2009 to 75% compared to 76% in the preceding quarter of the year. The out-of-service time on the unit was significantly offset by improved utilization on the Pride Portland and Pride Carlos Walter, as well as on the Pride North America, which recommenced operations in the eastern Mediterranean in late November following the completion of maintenance and upgrades that consumed 58 days in the fourth quarter. At January 1, 2010, the company had 100% of the available rig days under contract in 2010, 80% in 2011, 67% in 2012 and 55% in 2013.
     The resilience of the global deepwater sector is expected to be tested in 2010 as new uncommitted capacity enters the fleet at a time when many customers remain cautious regarding incremental deepwater rig commitments. As customers continue to reassess exploration and production spending plans in light of uncertain global economic conditions and oil market fundamentals, a total of 22 uncommitted deepwater rigs are expected to enter the industry by the end of 2011, with five of these rigs expected to be available during 2010. Tendering activity has improved slightly since mid-2009, with deepwater rig needs noted in the U.S. Gulf of Mexico and Angola, as well as in Brazil, where up to four units may be immediately required and as many as 28 additional units are needed to address the country’s massive subsalt exploration and development program through 2017. Utilization of the fleet is expected to remain at or around 90% during 2010, with the industry’s highest specification rigs, or those with the capability to operate in water depths of 7,000 feet and greater, possessing large variable deck loads, dynamic positioning and advanced well construction features, near 100%. The near- to intermediate-term outlook for conventionally moored deepwater semisubmersibles is expected to be increasingly challenging in 2010 as four of the industry’s rigs are currently idle worldwide with another 12 units expected to conclude contracts during 2010. The company continues to identify numerous prospects for the deepwater sector in 2011 and beyond, as strong geologic results, an increasing number of multi-year field development programs, global deepwater expansion and improving crude oil fundamentals support an anticipated long-term rise in exploration and production spending by our customers.
     Midwater Segment
     The company’s Midwater Segment, consisting of six semisubmersible rigs, reported revenues of $75.7 million during the fourth quarter of 2009 compared to $98.2 million during the preceding quarter of the year. Earnings from operations and EBITDA were $7.9 million and $19.1 million, respectively, during the fourth quarter compared to $25.7 million and $37.0 million, respectively, during the preceding quarter of the year. The lower financial results were due in part to segment utilization of 55% in the fourth quarter compared to 67% in the preceding quarter of the year. The lower utilization was primarily the result of reduced activity on the Pride South Seas, which was idle in the quarter following the completion of a contract in August 2009 and the Sea Explorer, which completed a mobilization to Brazil, commencing a two year contract on November 14 at a dayrate of $335,000, up from $255,000 per day. Average daily revenues declined to $249,100 during the fourth quarter of 2009 compared to $264,100 in the preceding quarter, as the dayrate increase on the Sea Explorer was more than offset by the absence of deferred revenue received in the third quarter of 2009 by the Pride South Atlantic. At January 1, 2010, the company had 67% of the available rig days under contract in 2010, 65% in 2011, 35% in 2012 and 14% in 2013.
     Entering 2010, 14 of the industry’s midwater rigs were idle around the world, including the company’s semisubmersible rigs Pride South Seas and Pride Venezuela, with another 33 expected to complete contracts during the year. Sector utilization for the industry has declined to approximately 80% and could experience further weakness over the course of the year. Although customer tenders and inquiries have improved since last year, leading to some contract awards, especially in the North Sea, contract durations are short and existing contract backlogs continue to decline. The sector is also experiencing pressure from more capable conventionally moored deepwater rigs, which frequently pursue contract opportunities in shallower water depths during periods of declining activity, resulting in increased competition for client drilling programs.
     Independent Leg Jackup Segment
     Revenues from the company’s seven independent leg jackup rigs were $43.9 million during the fourth quarter compared to $72.8 million during the preceding quarter of the year. Financial results reflected a reduced level of activity, especially for the Pride Tennessee, Pride Wisconsin and Pride Pennsylvania, resulting in utilization for the fourth quarter of 56% compared to 92% during the preceding quarter of the year. All three rigs remain idle, with the Pride Wisconsin cold stacked in the U.S. Gulf of Mexico, the Pride Pennsylvania in a Middle East shipyard awaiting word on a potential drilling assignment later in the year, and the Pride Tennessee in the U.S. Gulf of Mexico while the company evaluates prospects for work in and outside of the U.S. region. The segment reported earnings from operations of $3.1 million during the fourth quarter of 2009, while EBITDA totaled $10.8 million. The results compared to earnings from operations of $32.6 million and EBITDA of $39.9 million during the third quarter of the year. Average daily revenues in the fourth quarter decreased slightly to $122,500 from $123,100 in the preceding quarter, due principally to the idle status of the Pride Tennessee. At January 1, 2010, the company had 26% of the available rig days under contract in 2010, 7% in 2011 and no rig days under contract beyond 2011.
     The company remains cautious regarding the near-term outlook for the jackup rig sector, with the combination of new rig supply and growing rig availability in the existing fleet currently exceeding a modest increase in tendering activity. A total of 33 jackup rigs are expected to complete construction programs in 2010, with an additional 17 units in 2011. An estimated 85% of these new rigs are currently uncommitted. In addition, approximately 47% of the active fleet worldwide should complete contracts during the year.
     Pride International, Inc., headquartered in Houston, Texas, operates a fleet of 23 rigs, including two deepwater drillships, 12 semisubmersible rigs, seven jackups and two managed deepwater rigs. The company also has four ultra-deepwater drillships under construction. The company’s floating rig fleet operates primarily offshore Brazil and Angola, and in 2010, will expand into the U.S. Gulf of Mexico deepwater region.
     Pride International, Inc. will host a conference call at 11:00 a.m. Eastern time on Thursday, February 18, 2010 to discuss results for the fourth quarter of 2009, recent events and management’s operational and marketing outlook. Individuals who wish to participate in the conference call should dial 913-312-0945 and refer to confirmation code 8401491 approximately five to 10 minutes before the scheduled start of the call. In addition, the conference call will be simulcast through a listen-only broadcast over the Internet and can be accessed by selecting the Investor Relations link at www.prideinternational.com. A telephonic replay of the conference call should be available after 2:00 p.m. Eastern time on February 18 and can be accessed by dialing 719-457-0820 and referring to pass code 8401491. Also, a replay will be available through the Internet and can be accessed by visiting the company’s worldwide web address. The replay options will be available for approximately 30 days.

     The company has provided adjusted income from continuing operations in order to provide meaningful comparisons between current results and prior operating periods. Management believes that adjusted income from continuing operations included in this release is an appropriate measure of the continuing and normal operations of the company. However, it should be considered in addition to, and not as a substitute, or superior to, income (loss) from continuing operations, net income (loss) or other measures of financial performance prepared in accordance with GAAP. For purposes of the calculation of adjusted income from continuing operations per share for the three months ended December 31, 2009, the weighted average shares outstanding—diluted was increased by 566,000 shares to a total of 174,917,000 shares. Such additional shares are not included in the weighted average shares outstanding—diluted prepared on a GAAP basis because their effect is antidilutive.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Pride International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)

	Three Months Ended
	December 31,
	2009	2008(1)
		(As Adjusted)
REVENUES
Revenues excluding reimbursable revenues	$310.4	$483.3
Reimbursable revenues	6.3	6.9

	316.7	490.2

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	212.3	200.8
Reimbursable costs	5.7	5.1
Depreciation and amortization	40.7	37.6
General and administrative, excluding depreciation and amortization	25.2	31.2
Department of Justice and Securities and Exchange Commission fines	56.2	—
Loss (gain) on sales of assets, net	0.1	(0.4)

	340.2	274.3

EARNINGS (LOSS) FROM OPERATIONS	(23.5)	215.9

OTHER INCOME (EXPENSE), NET
Interest expense, net of amounts capitalized	—	(0.1)
Refinancing charges	—	(1.1)
Interest income	0.4	1.7
Other income (expense), net	(0.9)	4.9

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(24.0)	221.3
INCOME TAXES	0.8	(48.9)

INCOME (LOSS) FROM CONTINUING OPERATIONS, NET OF TAX	(23.2)	172.4
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	(9.6)	62.3

NET INCOME (LOSS)	(32.8)	234.7
LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO PRIDE	$(32.8)	$234.7

BASIC EARNINGS PER SHARE:
Income (loss) from continuing operations	$(0.13)	$0.99
Income (loss) from discontinued operations	(0.06)	0.36

Net income	$(0.19)	$1.35

DILUTED EARNINGS PER SHARE:
Income (loss) from continuing operations	$(0.13)	$0.99
Income (loss) from discontinued operations	(0.06)	0.36

Net income	$(0.19)	$1.35

SHARES USED IN PER SHARE CALCULATIONS
Basic	174.4	172.8
Diluted	174.4	172.8

(1)	Amounts include the retrospective adoption of FSP APB 14-1 (now codified principally in ASC 470) implemented in the first quarter of 2009.

Pride International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)

	Year Ended December 31,
	2009	2008(1)	2007(1)
		(As Adjusted)	(As Adjusted)
REVENUES
Revenues excluding reimbursable revenues	$1,563.5	$1,664.7	$1,294.2
Reimbursable revenues	30.7	37.9	34.8

	1,594.2	1,702.6	1,329.0

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	828.3	766.5	618.6
Reimbursable costs	27.3	34.9	30.8
Depreciation and amortization	159.0	147.3	153.1
General and administrative, excluding depreciation and amortization	110.5	126.7	138.1
Department of Justice and Securities and Exchange Commission fines	56.2	—	—
Loss (gain) on sales of assets, net	(0.4)	0.1	(29.8)

	1,180.9	1,075.5	910.8

EARNINGS FROM OPERATIONS	413.3	627.1	418.2

OTHER INCOME (EXPENSE), NET
Interest expense, net of amounts capitalized	(0.1)	(20.0)	(83.1)
Refinancing charges	—	(2.3)	—
Interest income	3.0	16.8	14.3
Other income (expense), net	(4.1)	20.6	(2.7)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	412.1	642.2	346.7
INCOME TAXES	(71.8)	(133.5)	(86.9)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	340.3	508.7	259.8
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	(54.5)	342.4	522.0

NET INCOME	285.8	851.1	781.8
LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	(3.5)

NET INCOME ATTRIBUTABLE TO PRIDE	$285.8	$851.1	$778.3

BASIC EARNINGS PER SHARE:
Income from continuing operations	$1.93	$2.95	$1.54
Income (loss) from discontinued operations	(0.31)	1.99	3.12

Net income	$1.62	$4.94	$4.66

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$1.92	$2.89	$1.51
Income (loss) from discontinued operations	(0.31)	1.94	2.90

Net income	$1.61	$4.83	$4.41

SHARES USED IN PER SHARE CALCULATIONS
Basic	173.7	170.6	165.6
Diluted	174.0	175.2	178.1

(1)	Amounts include the retrospective adoption of FSP APB 14-1 (now codified principally in ASC 470) implemented in the first quarter of 2009.

Pride International, Inc.
Consolidated Balance Sheets
(In millions)

	December 31,
	2009	2008(1)
		(As Adjusted)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$763.1	$712.5
Trade receivables, net	256.2	438.8
Deferred income taxes	21.6	90.5
Prepaid expenses and other current assets	123.3	177.4
Assets held for sale	—	1.4

Total current assets	1,164.2	1,420.6
PROPERTY AND EQUIPMENT	6,091.0	6,067.8
Less: accumulated depreciation	1,200.7	1,474.9

Property and equipment, net	4,890.3	4,592.9
INTANGIBLE AND OTHER ASSETS	88.4	55.5

Total assets	$6,142.9	$6,069.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$30.3	$30.3
Accounts payable	132.4	137.3
Accrued expenses and other current liabilities	339.7	403.4

Total current liabilities	502.4	571.0

OTHER LONG-TERM LIABILITIES	118.3	146.2

LONG-TERM DEBT, NET OF CURRENT PORTION	1,161.7	692.9

DEFERRED INCOME TAXES	102.7	258.9

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	1.8	1.7
Paid-in capital	2,058.7	2,002.6
Treasury stock, at cost	(16.4)	(13.3)
Retained earnings	2,210.8	2,408.2
Accumulated other comprehensive income	2.9	0.8

Total stockholders’ equity	4,257.8	4,400.0

Total liabilities and stockholders’ equity	$6,142.9	$6,069.0

(1)	Amounts include the retrospective adoption of FSP APB 14-1 (now codified principally in ASC 470) implemented in the first quarter of 2009.

Pride International, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2009	2008(1)	2007(1)
		(As Adjusted)	(As Adjusted)
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net income	$285.8	$851.1	$778.3
Adjustments to reconcile net income to net cash from operating activities:
Gain on sale of Eastern Hemisphere land rigs	(5.4)	(6.2)	—
Gain on sale of tender-assist rigs	—	(121.4)	—
Gain on sale of Latin America and E&P Services segments	—	(56.8)	(268.6)
Gain on sale of equity method investment	—	(11.4)	—
Depreciation and amortization	196.5	210.8	269.7
Amortization and write-offs of deferred financing costs	2.4	5.2	4.0
Amortization of deferred contract liabilities	(53.8)	(59.0)	(57.3)
Impairment charges	33.4	—	—
Gain on sales of assets, net	(0.4)	(24.0)	(31.5)
Deferred income taxes	(13.2)	78.1	49.8
Excess tax benefits from stock-based compensation	(1.5)	(7.7)	(7.2)
Stock-based compensation	35.9	24.8	23.0
Other, net	0.9	2.2	16.5
Net effect of changes in operating accounts	142.8	(26.9)	(152.0)
Change in deferred gain on asset sales and retirements	4.9	(12.3)	—
Increase (decrease) in deferred revenue	13.8	(8.7)	35.3
Decrease (increase) in deferred expense	(15.0)	6.3	25.0

NET CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES	627.1	844.1	685.0
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(994.4)	(984.0)	(656.4)
Reduction of cash from spin-off of Seahawk	(82.4)	—	—
Purchase of net assets of acquired entities, including acquisition costs, less cash acquired	—	—	(45.0)
Proceeds from dispositions of property and equipment	7.4	65.8	53.4
Proceeds from the sale of Eastern Hemisphere land rigs, net	9.6	84.9	—
Proceeds from sale of tender-assist rigs, net	—	210.8	—
Proceeds from sale of equity method investment	—	15.0	—
Proceeds from disposition of Latin America Land and E&P Services segments, net of cash disposed	—	—	947.1
Proceeds from insurance	—	25.0	—

NET CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES	(1,059.8)	(582.5)	299.1
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Repayments of borrowings	(30.3)	(537.2)	(599.5)
Proceeds from debt borrowings	498.2	68.0	403.0
Debt finance costs	(6.2)	(2.7)	—
Decrease in restricted cash	—	—	1.8
Net proceeds from employee stock transactions	20.1	24.7	29.7
Excess tax benefits from stock-based compensation	1.5	7.7	7.2

NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES	483.3	(439.5)	(157.8)
Increase (decrease) in cash and cash equivalents	50.6	(177.9)	826.3
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	712.5	890.4	64.1

CASH AND CASH EQUIVALENTS, END OF PERIOD	$763.1	$712.5	$890.4

(1)	Amounts include the retrospective adoption of FSP APB 14 -1 (now codified principally in ASC 470) implemented in the first quarter of 2009.

Pride International, Inc.
Quarterly Continuing Operating Results by Segment
(In millions)

	Three Months Ended
	December 31,	September 30,	December 31,
	2009	2009	2008
Deepwater revenues:
Revenues excluding reimbursables	$176.0	$189.9	$236.9
Reimbursable revenues	2.1	1.9	1.1

Total Deepwater revenues	178.1	191.8	238.0

Midwater revenues:
Revenues excluding reimbursables	74.0	96.8	142.5
Reimbursable revenues	1.7	1.4	2.6

Total Midwater revenues	75.7	98.2	145.1

Independent Leg Jackup revenues:
Revenues excluding reimbursables	43.2	72.6	81.5
Reimbursable revenues	0.7	0.2	1.0

Total Independent Leg Jackup revenues	43.9	72.8	82.5

Other	17.4	21.7	24.5
Corporate	1.6	1.6	0.1

Total revenues	$316.7	$386.1	$490.2

Earnings (loss) from continuing operations:
Deepwater	$47.4	$71.8	$135.1
Midwater	7.9	25.7	70.9
Independent Leg Jackups	3.1	32.6	42.5
Other	0.9	1.6	0.9
Corporate	(82.8)	(31.6)	(33.5)

Total	$(23.5)	$100.1	$215.9

Pride International, Inc.
Annual Continuing Operating Results by Segment
(In millions)

	Year Ended December 31,
	2009	2008	2007
Deepwater revenues:
Revenues excluding reimbursables	$810.3	$874.6	$636.5
Reimbursable revenues	12.8	7.6	7.3

Total Deepwater revenues	823.1	882.2	643.8

Midwater revenues:
Revenues excluding reimbursables	412.9	419.5	329.5
Reimbursable revenues	6.5	6.0	5.0

Total Midwater revenues	419.4	425.5	334.5

Independent Leg Jackup revenues:
Revenues excluding reimbursables	264.0	273.9	220.4
Reimbursable revenues	1.3	1.3	1.4

Total Independent Leg Jackup revenues	265.3	275.2	221.8

Other	83.0	119.2	127.9
Corporate	3.4	0.5	1.0

Total revenues	$1,594.2	$1,702.6	$1,329.0

Earnings (loss) from continuing operations:
Deepwater	$348.3	$454.7	$267.4
Midwater	129.0	163.6	141.4
Independent Leg Jackups	105.4	133.2	92.5
Other	4.8	7.8	59.3
Corporate	(174.2)	(132.2)	(142.4)

Total	$413.3	$627.1	$418.2

Pride International, Inc.
Quarterly Selected Offshore Drilling Services Metrics

	Q4 2009		Q3 2009		Q4 2008
	Average Daily	Utilization	Average Daily	Utilization	Average Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$322,700	75%	$343,200	76%	$331,300	97%
Midwater	$249,100	55%	$264,100	67%	$279,500	94%
Jackups — Independent Leg	$122,500	56%	$123,100	92%	$130,200	98%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Annual Selected Offshore Drilling Services Metrics

	Year Ended December 31,
	2009		2008		2007
	Average Daily	Utilization	Average Daily	Utilization	Average Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$335,100	84%	$310,100	97%	$230,800	96%
Midwater	$258,700	74%	$249,400	78%	$192,200	79%
Jackups — Independent Leg	$123,000	84%	$121,100	89%	$100,600	86%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Reconciliation of Earnings before Interest, Taxes and Depreciation and Amortization (EBITDA)
(In millions)
We believe that this non-GAAP financial measure for EBITDA is meaningful information that our management considers when making investment decisions. We believe it also provides supplemental information regarding our operating results with respect to both the performance of our fundamental business activities and our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe investors and analysts commonly use EBITDA as a widely accepted financial indicator to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. EBITDA is not a substitute for the U.S. GAAP measures of earnings or of cash flow and is not necessarily a measure of the company’s ability to fund its cash needs.

	Q4 2009	Q3 2009	Q4 2008
Deepwater
Income (loss) from continuing operations	$47.4	$71.8	$135.1
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	19.9	19.0	18.4

EBITDA	67.3	90.8	153.5

Midwater
Income (loss) from continuing operations	7.9	25.7	70.9
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	11.2	11.3	11.0

EBITDA	19.1	37.0	81.9

Independent Leg Jackups
Income (loss) from continuing operations	3.1	32.6	42.5
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	7.7	7.3	6.9

EBITDA	10.8	39.9	49.4

Other & Corporate
Income (loss) from continuing operations, net of tax	(81.6)	(50.2)	(76.1)
Plus: Total interest expense, net	(0.4)	(0.6)	(1.6)
Plus: Income tax provision	(0.8)	18.1	48.9
Plus: Depreciation and amortization	1.9	1.9	1.3

EBITDA	(80.9)	(30.8)	(27.5)

Total Pride International Inc.
Income (loss) from continuing operations, net of tax	(23.2)	79.9	172.4
Plus: Total interest expense, net	(0.4)	(0.6)	(1.6)
Plus: Income tax provision	(0.8)	18.1	48.9
Plus: Depreciation and amortization	40.7	39.5	37.6

EBITDA	$16.3	$136.9	$257.3